NorthWestern Corporation d/b/a NorthWestern Energy 125 S. Dakota Avenue Sioux Falls, SD 57104-6403 www.northwesternenergy.com
News Release FOR IMMEDIATE RELEASE	NASDAQ-GS: NWEC

Media Contact: Claudia Rapkoch (866) 622-8081 claudia.rapkoch@northwestern.com	Investor Relations Contact: Dan Rausch (605) 978-2902 daniel.rausch@northwestern.com

NorthWestern Corporation's Stockholders Vote to Adopt Merger Agreement

Seven Directors Re-elected to Board

Board Approves Common Stock Dividend of 31 Cents Per Share

SIOUX FALLS, S.D. - Aug. 2, 2006 - NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ-GS: NWEC) today reported that, at its 2006 Annual Meeting of Stockholders held today in Sioux Falls, S.D, NorthWestern's stockholders approved the adoption of the merger agreement providing for the acquisition of NorthWestern by Babcock & Brown Infrastructure Limited (BBI). Under the terms of the merger agreement, NorthWestern stockholders will be entitled to receive $37 per share in cash. The transaction is expected to be completed by mid 2007, subject to the satisfaction or waiver of closing conditions.

"The stockholders' approval of the merger agreement is the first of several steps for NorthWestern and BBI to complete the transaction. The transaction with BBI presented the best result for our stockholders, customers, employees and the communities we serve. This approval by our stockholders clearly demonstrates the recognition of the benefits of this merger." said Mike Hanson, President and CEO. "We look forward to continuing our approval process with the various regulatory authorities." In addition, NorthWestern's stockholders re-elected E. Linn Draper, Jr., Stephen P. Adik, Jon S. Fossel, Michael J. Hanson, Julia L. Johnson, Philip L. Maslowe and D. Louis Peoples to a one-year term on the Board. Stockholders also ratified Deloitte & Touche, LLP as the company's independent registered public accounting firm for the year ending Dec. 31, 2006.

Board Approves Dividend of 31 Cents Per Share

NorthWestern's Board today announced that it approved a quarterly common stock dividend of 31 cents per share. The dividend is payable on Sept. 30, 2006, to common stockholders of record as of Sept. 15, 2006.

Board Adopts New Policy on Electing Board Members

NorthWestern's Board also announced today that it has adopted a policy for majority voting in noncontested elections of nominated directors. The policy provides that to be elected, in a noncontested election, a director nominee must receive a majority of the votes cast such that the number of votes "for" the nominee exceeds the summation of the number of votes "against" and "withheld" related to the nominee. If the incumbent director fails to be elected, he or she will promptly tender his or her resignation following certification of the shareholder vote.

A plurality vote standard will be retained for the election of directors only in the event of a contested election. The policy of majority voting shall take effect for the next shareholder vote.

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NorthWestern Shareholders Vote to Adopt Merger Agreement

August 2, 2006

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 628,500 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the Company's Web site at www.northwesternenergy.com.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future business and financial performance, and often contain words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," or "will." These statements are based upon our current expectations and speak only as of the date hereof. Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

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the effect of the definitive agreement to sell NorthWestern to Babcock & Brown Infrastructure Limited (BBI), including the consummation of the transaction or the termination of the definitive agreement due to a number of factors, including the failure to obtain regulatory approvals or to satisfy other customary closing conditions;

•	our ability to avoid or mitigate adverse rulings or judgments against us in our pending litigation;

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unanticipated changes in availability of trade credit, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which would adversely affect our liquidity;

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unscheduled generation outages or forced reductions in output, maintenance or repairs which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs;

•	adverse changes in general economic and competitive conditions in our service territories; and

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potential additional adverse federal, state, or local legislation or regulation or adverse determinations by regulators could have a material adverse effect on our liquidity, results of operations and financial condition.

Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or publicly update any forward-looking statements for any reason.

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